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FOR IMMEDIATE RELEASE                         CONTACT:  Stephen Yates
                                                        Predictive Systems, Inc.
                                                        212-659-3713

          PREDICTIVE SYSTEMS NAMES BERRY SETHI CHIEF FINANCIAL OFFICER


New York City, NY -- August 26, 2002 -- Predictive Systems (Nasdaq: PRDS), a leading network infrastructure and security consulting firm, today announced it has named Berry (Neeraj) Sethi, as its Chief Financial Officer.

Mr. Sethi rejoined the company as acting CFO in May 2002. He originally joined Predictive Systems as Vice President of Finance in 1995 upon the founding of the company. Mr. Sethi was instrumental in taking the company from startup mode to a public company. Before joining Predictive Systems, Mr. Sethi was Assistant VP for Global Expense Management at Bankers Trust, and Controller and a financial analyst at Network Management Inc.

"Berry's experience and knowledge of the company from his previous tenure with Predictive has been invaluable," said Andy Zimmerman, CEO of Predictive Systems. "We are very pleased that Berry has made a further commitment to Predictive and he is having a positive impact on our company in a short period of time.

Mr. Sethi earned a B.A. in Economics and Liberal Arts in 1984 from Osmania University in India. He received a M.S. in Information Systems from City College, New York, in 1987 and studied for his M.B.A. in Finance at Baruch College in New York.

About Predictive Systems

Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.

Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.

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This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.




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